Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

March 16th 2026

Awaysis Belize Limited

3301 Chetumal Street

Belize City, Belize

Guarantors: Yacht Club Resorts development Company Limited, Mr. Michael Singh, Mr. Andrew Trumbach

Dear Clients,

The Belize Bank Limited hereinafter referred to as the “Bank”) is pleased to advise that we will make available to Awaysis Belize Limited (the “Borrower”), the following credit facility/facilities on the terms and conditions outlined below and in Schedule A (General Terms and Conditions), Schedule B (Conditions Precedent), Schedule C (Security Documents), and Schedule D (Form of Acceptance) of this facility letter agreement (hereinafter this facility letter together with Schedule A, Schedule B, Schedule C and Schedule D shall collectively be referred to as “the Agreement”):

CREDIT A: Loan Facility

(A)	AMOUNT:	The sum of Four Million One Hundred Three Thousand in the currency of Belize Dollars BZ$4,103,000.00.

(B)	PURPOSE:	To assist with renovation and development of 12 condominiums in San Pedro Town S4mm and loan fees and closing costs of S103m.

(C)	INTEREST RATE:

Current Prime Rate minus 0.50% per annum, effectively 8.0% per annum or such other rate as the Bank may in its sole discretion charge from time to time. The Current Prime Rate of the Bank at the date of this Agreement is 8.50%.

(D)	LATE PAYMENT INTEREST RATE:	The Late Payment Interest rate is 10% per annum.

(E)	REPAYMENT

This Loan Facility shall be repayable with a 6-month interest-only period. Thereafter, the loan shall be amortized over a period of 114 consecutive installments of principal and interest, following the expiration of the interest-only period, with a final payment of any outstanding balance, unless otherwise revised by the Bank. Notwithstanding the aforementioned repayment term, 50% of all condominium sales proceeds shall be applied as principal payments to accelerate repayment of the loan.

(F)	LATE FEE:	A fee of $100.00 will be charged to the account of the Borrower if any loan payment due is not made within five (5) days of the due date for such payment.

(G)	FEES:

(i)	Loan Origination Fee:	A non-refundable fee equivalent to 1% of the amount of this Facility shall be due and payable upon execution of this Agreement by Borrower.

(ii)	Loan Commitment Fee:	A non-refundable fee equivalent to1% of any unused or undisbursed portion of the Loan will be charged on a monthly basis.

(iii)	Amendment

Any material amendment of this Agreement or review made at the request of the Borrower will attract an amendment fee of 1% of the amount outstanding under this Agreement. A material amendment shall mean a change in tenor, interest rate, security, repayment frequency and/or any agreement that will require the approval of the Bank’s internal credit authorities.

(H)	SECURITY:	All amounts payable by the Borrower to the Bank under this Facility shall be secured by the security documents set out in Schedule C hereto.

(I)	MATURITY DATE:

This Facility will mature on September 30th 2035 unless otherwise agreed by the Bank and the Borrower, provided always that the Bank may terminate this Facility at any time by notice to the Borrower in writing, whereupon all amounts then outstanding under the Facility together with interest and other sums for which the Borrower is liable shall be immediately due to payable without further notice or demand.

(J)	DEFAULT INTEREST:	The current rate of Default Interest is 18.0% per annum

(K)	GUARANTOR(S):	Yacht Club Resorts Development Company Limited, Mr. Michael Singh, Mr. Andrew Trumbach

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SPECIAL TERMS:

1.	All Facilities granted by the Bank may, at the discretion of the Bank, be reviewed annually prior to the expiration of the term of the Facility to ensure compliance with the terms and conditions of this Agreement, to review all terms and to ensure that the scheduled expiry date is maintained and for any other purpose deemed relevant by the Bank. The first review will be held on September 30th 2026 or such other date advised by the Bank to the Borrower for this purpose.

2.	The Borrower will provide the Bank with a copy of its monthly management accounts/financial statements/audited balance sheets 120 days following the closure of the company’s financial year;

3.	Insurance over parcel 2468 block 36 to be renewed with BBL interest stated

4.	Loan 190925010510002 in name of Pendevco to be regularized.

0.	Assignment of all rental proceeds to BBL from all charged properties by Awaysis Belize Ltd.

1.	Lodgment with the bank by Yacht Club Resort over Strata Parcels 5513 H2, H3, H5, H7, H8, H9, H12, H13, H14 and H15, Block 7 of the San Pedro Registration Section.

2.	Transfer of land to be executed over parcels 577 &576 block 7 in San Pedro Registration Section in name of Awaysis Belize Limited.

3.	Transfer of land to be executed over parcels 5513 H4 and II6 block 7 in San Pedro Registration Section in name of Awaysis Belize Limited.

Condition Subsequent

4.	Lodgment with the Bank over Strata Title Parcels 5513 H4 & H6 as soon as titled is available.

5.	Adequate F&H insurance to be attained over all condo units at Yacht Club Resorts and assigned to BBL by June 2026.

6.	Borrower to provide monthly sales report (at minimum, report must include unit number, sale price, buyer name, payment received and amount outstanding)

7.	All condo sales are to be deposited to Borrower’s account with BBL.

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Kindly confirm your acceptance of the terms and conditions set out in this Agreement by signing and returning the attached duplicate of this letter to us on or before March 31st 2026 together with your executed Acceptance Letter in the form set out in Schedule D, at which time this offer, if not accepted, will expire.

Yours truly,

/s/ Judith Augustith
Judith Augustih (Ms.)
Sales and Business Relationship Manager
The Business Banking Unit
The Belize Bank Limited

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SCHEDULE A

GENERAL TERMS AND CONDITIONS

1. Definitions and Interpretation

1.1 In these General Terms and Conditions and in the Facility Letter, unless the context otherwise requires, the following expressions shall have the following meanings:

“Acceptance Letter” means a letter issued by the Borrower to the Bank in the form set out in Schedule D, wherein the Borrower indicates his acceptance of the terms and conditions of the Agreement”;

“Authorised Third Parties”; each an “Authorised Third Party” means any lawful court or tribunal in Belize, the Central Bank of Belize, the Government of Belize, the Financial Intelligence Unit, credit bureaus, credit reporting agencies, rating agencies, potential purchasers of the business of the Bank, Bank Group, correspondent banks, third parties authorised to receive Data pursuant to any order of a lawful court in Belize, any agent or contractor providing services to the Bank and the Bank’s professional advisors;

“Bank Group” means the Bank’s ultimate holding company, any subsidiary and affiliate of the Bank or of its ultimate holding company and all associated companies (being companies in which an equity interest is held by the foregoing);

“Business Day” means a day (except Saturdays, Sundays and public holidays) on which the Bank is open for business in Belize;

“Commitment” means the loan amount that the Bank has committed to provide to a Borrower under a Facility;

“Current Prime Rate” means the variable reference rate of interest per year declared by the Bank from time to time to be its prime rate for loans made in the local currency of the country of Belize;

“Data” means information concerning the relationship and agreement made between the Bank and any Borrower and/or any Guarantor, including but not limited to their name and address, and if the Borrower is a company then its beneficial ownership information, the amount of assets held with the Bank, the amount of revenues and income, credit and debit memos, statements of account, copies of Security Documents, records and any other information regarding the relationship with the Bank;

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“Default Interest” means a rate of interest, as determined by the Bank from time to time, charged on any unpaid Liabilities upon (i) the occurrence of an Event of Default or (ii) when any payment due under a Facility is at least three (3) months in arrears or (iii) any Liabilities are not paid by the Borrower to the Bank on demand;

“Event of Default” means any of the events mentioned in Clause 12 or any event, which upon its occurrence or with a lapse of time and/or the giving of notice and/or a determination being made under the relevant Clause or paragraph, would constitute any of the events mentioned in Clause 12.

“Facility” means all banking or credit facilities (or any part thereof) from time to time made or to be made available by the Bank to the Borrower; and references to “each Facility”, “the relevant Facility”, “any Facility” and “no Facility” shall mean any such banking or credit facility as the context requires;

“Facility Letter” or “Letter” means the facility letter(s) or loan agreement(s) (including all its (their) schedules and appendices) entered into between the Bank and the Borrower in relation to the Facility, as amended, varied, supplemented and/or replaced from time to time; “the Facility Letter”, where the context requires, means any Facility Letter or all the Facility Letters;

“General Terms and Conditions” means these General Terms and Conditions for Facilities set out in Schedule A, as amended and in force from time to time;

“Installment Payment Date” means any day on which a repayment installment of the Loan falls due;

“Late Payment Interest Rate” means a rate of interest, as determined by the Bank from time to time, charged by the Bank for the account of the Borrower on the amount of any payment under a Loan Facility not paid on its due date, in addition to normal interest;

“Liabilities” means the total from time to time of all indebtedness owed by the Borrower to the Bank, whether under a Facility Letter or otherwise;

“Loan” means, as the context requires, a drawing of principal under the Facility or the aggregate outstanding principal amount in any currency (or currencies) of all such drawings from time to time;

“Material Adverse Condition” shall mean: (i) non-compliance with the terms and conditions of approval of a Facility; (ii) a material reduction in security margins or values, including minimum credit balances, where applicable; and/or (iii) significant deterioration in or development factors that are likely to impair the repayment of the Facility.

“Overdraft Limit” means the amount of the maximum Overdraft granted by the Bank and includes a reference to any revised limit for the Overdraft facility where the Bank has approved such revision;

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“Surcharge Interest” means a sum of interest charged by the Bank to the Borrower in addition to normal interest on either (a) the amount by which the Overdraft Limit is exceeded during the Term of the Overdraft Facility; or (b) on the entire balance due under the Overdraft Facility if payment of the entire amount of the Overdraft Facility is past due.

1.2 In this Agreement (unless the context otherwise requires):-

1.2.1	words applicable to natural persons shall include any body of persons, companies, corporations, firms or partnerships, states, administrative and governmental entities, and vice versa;

1.2.2	references to the masculine gender include the feminine and neuter genders and vice versa, and references to the singular number include the plural;

1.2.3	references to any Schedule, Clauses, sub-clauses, paragraphs and subparagraphs are references to the schedules, clauses, sub-clauses, paragraphs and sub-paragraphs of this Agreement;

1.2.4	the headings of clauses and the underlined introductory words to a sub-clause are inserted for ease of reference only and shall be ignored in construing this Agreement;

1.2.5	references to any statute, law, enactment, rule or regulation include the statute, law, enactment, rule to regulation as reenacted, amended or extended from time to time;

1.2.6 references to any document shall be deemed to include references to such document as varied supplemented or replaced from time to time;

1.2.7	all annexures, schedules or appendices to this Agreement, including but not limited to Schedule A, Schedule B, Schedule C and Schedule D shall be taken, read and construed as essential parts of this Agreement;

1.2.8	where two or more persons or parties are included or comprised in any agreements, covenants, terms, stipulations and undertakings expressed to be made to such persons or parties the same shall be enforceable by them jointly and severally and all agreements, covenants, terms, stipulations and undertakings expressed to be made by or on the part of such persons or parties shall be deemed to be made by and binding upon such person or parties jointly and severally; and

1.2.9	words denoting an obligation on a person or party to do any act, matter or thing include an obligation to procure that it be done and words placing a person or party under a restriction include an obligation not to permit infringement of that restriction.

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1.3 If this Agreement is signed by more than one person as the Borrower (whether a partnership or otherwise):

1.3.1	the expression “the Borrower” or “a Borrower” shall include each such person (each a “Joint Borrower”) and the liability of Joint Borrowers under the Agreement and otherwise to pay any sums due under these General Terms and Conditions shall be joint and several;

1.3.2	any demand for payment on any one or more of the Joint Borrowers shall be treated as a valid demand on all Joint Borrowers;

1.3.3	the Bank may release or discharge any one or more of the Joint Borrowers from liability or compound with, accept compositions from, or make any other arrangement with, any of such persons without, in consequence, releasing or discharging or otherwise prejudicing or affecting its rights and remedies against any other Joint Borrower;

1.3.4	these General Terms and Conditions and the liability of the other Joint Borrowers otherwise to pay any sums due under this Agreement shall not be affected by the death, retirement, bankruptcy, incapacity or dissolution of any Joint Borrower;

1.3.5	the fact that any Joint Borrower is not bound by any provision (for whatever reason) or any provision is invalid or unenforceable against any Joint Borrower (for any reason) shall not discharge the other Joint Borrower who shall be and continue to be bound; and

1.3.6	until all sums payable by the Borrower have been paid in full to the Bank, no Joint Borrower will, without the prior written consent of the Bank, exercise or claim any rights available to it against any other Joint Borrower.

2. Conditions Precedent

2.1	The execution of this Agreement will be subject to fulfillment of the following general conditions precedent:

2.1.1	receipt by the Bank of all Know Your Customer “KYC” documentation for the Borrower and any Guarantor;

2.1.2	completion of, and provision by the Borrower and any Guarantors of the conditions precedent set out in Schedule B hereto and the Security Documents and the items and evidence listed in Schedule C hereto (save where completion or provision of any such documents, items or evidence is waived by the Bank);

2.1.3	the acceptance by the Borrower and all Guarantors of the terms and conditions of this Agreement and receipt of the executed Acceptance Letter in the form set out in Schedule D hereto;

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2.1.4	payment by the Borrower of all fees and expenses due for any Facility;

2.1.5	the non-occurrence of a material disruption or material adverse change in the financial, political, and economic, or other conditions that could, in the sole opinion of the Bank, affect the successful closing of any Facility;

2.1.6	absence of any material adverse change in the financial and operating conditions of the Borrower between the date of this letter and the date of closing of this transaction;

2.1.7	the Borrower shall be in compliance at the relevant time, with the terms and conditions of, and there shall have been no breach of or default under any Facility Agreement or any other Security Document or any other agreement between the Borrower and the Bank.

2.2 The Commitment under a Facility shall become available to the Borrower when the Bank has received the executed duplicate of the applicable Facility Letter, documents and evidence listed in Schedule B and in Schedule C, in each case in form and content satisfactory to the Bank, the executed Acceptance Letter in the form set out in Schedule D, and upon fulfillment of the conditions set out in Clause 2.1 above.

2.3 The terms and conditions set out in Clause 2.1 above, are inserted for the sole benefit of the Bank and may be waived by the Bank in whole or in part in respect of any Facility with or without terms or conditions, without prejudicing the rights of the Bank to assert such terms and conditions in whole or in part in respect of any other Facility or with regard to subsequent drawings in respect of the same Facility.

3. Availability

3.1 Unless otherwise agreed or waived by the Bank, no Facility or other banking service will be made available by the Bank unless the Borrower satisfies all conditions precedent and/or pays all fees and charges required in respect of the relevant Facility or banking service pursuant to a Facility Letter or otherwise.

3.2 All expenses, including but not limited to stamp duty, legal and professional fees will be for the account of the Borrower and shall be paid in full without any deductions or withholding. Legal and other fees related to collection, enforcement and recovery of any amount due to the Bank under this Agreement will be for the account of the Borrower. All fees arising in connection with this credit facility from time to time shall be for the account of the Borrower. The Borrower gives to the Bank the right to debit any account of the Borrower held with the Bank to settle such fees and expenses.

3.3 All Facilities shall be made subject to such limit or limits as may be agreed between the Borrower and the Bank or otherwise as varied and revised by the Bank at its absolute discretion from time to time. The Borrower agrees that the Bank is entitled at any time to increase, reduce or otherwise vary the credit limit(s) applicable to any Facility and the Bank may give prior notice of such increase, reduction or variation if this is reasonably practicable to do so.

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3.4 If a Facility is an overdraft facility, even though the amount outstanding under such Facility has not exceeded the limit or limits applicable to such Facility, the Bank may at any time, at its absolute discretion, without prior notice and without assigning any reason therefor refuse to make available to the Borrower advance(s) under such Facility or terminate such Facility.

3.5 All funds made available by the Bank to the Borrower by way of a Commitment must be used within three (3) months of the Bank making such funds available to the Borrower for drawing.

4. Payments

4.1 All payments under or in respect of a Facility shall be made not later than 3:00 pm Belize time on the due date for value in immediately available funds in the currency of the Facility to the Bank at such account it may from time to time instruct the Borrower. If any payment becomes due on a day which is not a Business Day, the due date of such payment will be extended to the next Business Day unless such Business Day is in a new calendar month in which case such payment shall be made on the immediately preceding Business Day.

4.2 Payments by the Borrower to the Bank shall be made without set-off or counterclaim and free and clear of any withholding or deduction (save as required by law) for any present or future taxes, levies, imposts, duties or other charges. If a Borrower is obliged by law to make any such withholding or deduction, it will pay the Bank in the same manner and at the same time, additional amounts to ensure that it receives a net amount equal to the full amount which we would have received if no such deduction or withholding had been required. The Borrower shall deliver to the Bank on demand evidence satisfactory to the Bank that any amount withheld or deducted has been paid to the proper authority.

4.3 The Bank will maintain an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Facility. Such account or accounts shall (save for manifest error) be conclusive evidence of the amounts from time to time owing by the Borrower hereunder.

4.4 The Bank may, without notice to the Borrower, apply any credit balance which is at any time held by any office, branch affiliate or Bank Group for the account of the Borrower in or towards satisfaction of any sum then due and payable from the Borrower under the Agreement.

4.5 All bank accounts of the Borrower opened with the Bank shall be governed and operated in accordance with the Bank’s Standard Terms and Conditions for such accounts.

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4.6 Notwithstanding any provision in this Agreement or any other agreement between the Bank and the Borrower or any other person, all Liabilities are subject to the Bank’s overriding right to payment on demand at any time. Upon the Bank making any such demand, all Liabilities shall become immediately due and payable and the Borrower shall forthwith pay to the Bank all the Liabilities or any part thereof as specified in such demand.

5. Interest

5.1 Subject to the other provisions of this Clause 5, all amounts advanced under any Facility will be charged with interest at such rates and in such manner as specified in the applicable Facility Letter.

5.2 Unless otherwise specified and subject to Clause 5.1 above, interest shall accrue from day to day on the basis of the number of days elapsed and a 365-day year or otherwise according to conventional market practice as the Bank may determine.

5.3 Interest is due once per month unless the Agreement states otherwise. Unless other arrangements have been made, the Bank will automatically debit your designated account for amounts of interest owing. In the event that the Borrower does not deposit sufficient funds into the designated account to be debited, interest will be charged on overdue interest, which is also known as compounding.

5.4 Notwithstanding any provision in the Facility Letter or any other agreement between the Bank and the Borrower or any other person and subject to this Clause 5, the Bank may at any time, in its absolute discretion, by giving prior reasonable notice to the Borrower, vary or modify (unless such variation or modification is beyond the Bank’s control) the rate(s), mode of payment or basis of calculation of any interest, charges, commissions or fees.

5.5 The interest rates provided for in a Facility Letter are variable interest rates and will change automatically, without notice, whenever the Current Prime Rate changes.

5.6 If a Facility is an overdraft facility, interest shall be calculated on the daily debit balance and payable monthly in arrears and debited to the Borrower’s current account(s) with the Bank on such date as may be determined by the Bank. Interest so debited shall become part of the principal due from the Borrower and shall bear interest accordingly.

5.7 The Bank may in its absolute discretion charge Late Payment Interest on any amount not paid on its due date under a Loan Facility.

6. Default Interest

6.1 The Bank shall be entitled to charge Default Interest on Liabilities at the Default Rate stated in the Facility Letter for the time being or at such rate as the Bank may in its discretion determine and in such manner as it may determine in its absolute discretion. Such interest will be payable by the Borrower both before and after judgment and may be compounded at monthly or other intervals as the Bank may determine in its absolute discretion.

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7. Surcharge Interest

7.2 Surcharge Interest (in addition to the standard rate of interest applicable to an Overdraft Facility) will apply to any drawings under an Overdraft Facility in excess of the Overdraft Limit and will be debited to the bank account of the Borrower monthly in arrears (or at such other intervals as may be notified by the Bank to the Borrower from time to time) and on final payment. The Bank’s current rate of Surcharge Interest is set out in the applicable Facility Letter.

7.3 We reserve the right from time to time to change the rate of Surcharge Interest. Any variation in the rate of Surcharge Interest will be notified to the Borrower.

8. Force Majeure

8.1 If any change in applicable law shall (i) increase the cost to the Bank of maintaining the Facility or of maintaining or funding a Loan, (ii) reduce the amount of any payment received or receivable by the Bank in respect of a Facility, (iii) oblige the Bank to make a payment in respect of the amount of any sum received or receivable by it in respect of a Facility, (iv) cause the Bank to forgo any interest or other sum received or receivable by it or (v) render the Bank otherwise unable to obtain the rate of return on its overall capital which it would otherwise have been able to achieve but for making the Facility available, then the Bank may notify the Borrower and the Borrower shall indemnify the Bank against that increased cost, reduction, payment or forgone interest or other sum on demand.

9. Representations and Warranties

9.1 The Borrower and every Guarantor (where applicable) represents and warrants to the Bank on the date of acceptance of the Agreement and on each date that the Facility is available or outstanding (with reference to the facts and circumstances then existing) that:

9.1.1	at the time of executing this Agreement there is no pending or to its knowledge threatened investigation, action, litigation or proceeding which is likely to: (a) have a material adverse effect on his business condition or operations, or (b) impair his ability to perform its obligations under this Agreement or (c) affect the legality, validity or enforceability of this Agreement;

9.1.2	he has power and authority to execute, deliver and perform his obligations under this Agreement and any related documents;

9.1.3	from the date of this Agreement and until all Liabilities have been discharged, that the liabilities of the Borrower will continue to rank superior in point of priority and security with all other liabilities of the Borrower (both actual and contingent), except:

(a)	in the case of a corporate Borrower, liabilities giving rise to liens, retention of title or rights of set off in the normal course of trading;

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(b)	liabilities which are preferred solely by statute law and not by reason of any Encumbrance; and

(c)	liabilities approved by the Bank in writing as being in priority to the Liabilities of the Bank.

9.1.4	all approvals, authorizations, consents, licenses, permits, and registrations which it is necessary or advisable to obtain from any governmental local public or other authority or without any limitation any third party for the purpose of or relating to this Facility and/or any Security Document (in this Facility Agreement called “Consents”) have been obtained and are in force and all provisions and conditions thereof have been complied with;

9.1.5	he is not in breach of or in default under any agreement or obligation relating to (or analogous to) financial indebtedness;

9.1.6	all factual information supplied to the Bank in contemplation of a Facility was true as at its date, and did not omit anything material to be known by any proposed Bank to it, no change has occurred since the date of the information already supplied which renders it untrue or misleading, and all projections and statements of belief and opinion given by it to the Bank were made in good faith after due and careful enquiry;

9.1.7	any mortgages or charges over the property of the Borrower or any Guarantor provided as security for the repayment of a Facility, will when executed, constitute a first priority charge by way of legal mortgage or charge over the property; and

9.1.8	this Facility Agreement and the Security Documents constitute his legal valid and binding obligation in accordance with their respective terms (subject to applicable insolvency laws).

9.2 Each corporate Borrower or corporate Guarantor to a Facility, as applicable represents and warrants to the Bank on the date of acceptance of a Facility and on each date that the Facility is available or outstanding (with reference to the facts and circumstances then existing) that:

9.2.1	it (a) is duly incorporated, (b) is validly existing and in good standing under the laws of Belize, (c) has power to carry on its business as now carried on and (d) can borrow this Facility;

9.2.2	the applicable Facility Agreement and the Security Documents: (a) have been duly authorised by all necessary corporate action, and executed as the case may be, and (b) do not and will not breach its respective constitutional documents or any agreement or obligation by which it is bound or violate any applicable law; and

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9.2.3	it is subject to private commercial law and suit, and is not entitled to sovereign immunity in Belize or in any other jurisdiction.

10. Covenants

10.1	If the Borrower is a company, then the Borrower undertakes and covenants as follows:

10.1.1	not to create or permit to subsist any encumbrance, mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security on the assets of the Borrower which have been mortgaged or charged in favour of the Bank without the Bank’s prior written consent (save and except for those already in existence and disclosed to the Bank in writing prior to the execution of this Agreement);

10.1.2	it will execute all Security Documents required by the Bank, including all instruments, agreements and documents (in the form and manner approved by the Bank) necessary or desirable to effect the terms and conditions and to accomplish the intent of this Agreement;

10.1.3	save with the consent in writing of the Bank, and other than as provided for in this Agreement and the Security Documents, the Borrower will not sell, grant, lease or otherwise dispose of its assets or create or permit to subsist any encumbrance, mortgage, pledge, lien, charge, assignment, hypothecation or security interest in and over its assets (save and except those already in existence and disclosed to the Bank in writing prior to the execution of this Agreement);

10.1.4	the Borrower will not change, alter or amend, nor procure the change, alteration or amendment of, the Memorandum and Articles of Association, bylaws, rules or regulations of the Borrower without first obtaining the approval in writing of the Bank;

10.1.5	the Borrower, will not make any substantial change or procure any change to the general nature or scope of the business of the Borrower without the prior written consent of the Bank;

10.1.6	the Borrower will not enter into any amalgamation, merger or reconstruction or de-merger without the prior written approval of the Bank;

10.1.7	the Borrower will fully comply with the terms and conditions of this Agreement and all applicable terms and conditions in each of the relevant Security Documents;

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10.1.8	the Borrower will not make any capital expenditure in excess of Fifty Thousand Belize Dollars (BZ$50,000) without the prior written approval of the Bank;

10.1.9	the Borrower will not establish or operate any new bank account or other banking arrangements without the prior written approval of the Bank;

10.1.10	the Borrower will not incur any further indebtedness for money or monies worth other than for loan facilities previously disclosed to the Bank prior to this Agreement in writing, monies borrowed pursuant to the terms herein or by the creation of the security to be created herein or by way of trade credit for goods purchased or services rendered on usual commercial terms, without the prior written approval of the Bank;

10.1.11	the Borrower covenants that no loans or any other form of credit over the cumulative sum of Fifty Thousand Belize Dollars (BZ$50,000.00) per annum will be made available to any person, without the prior written approval of the Bank;

10.1.12	the Borrower will not declare or pay any dividends or make any other distribution to shareholders of the Borrower at any time, without the prior written approval of the Bank;

10.1.13	that the Borrower will not change its accounting reference date without the prior written approval of the Bank;

10.1.14	save with the prior written consent of the Bank not to: (i) issue or allot or procure the issue or allotment of any of its shares or any debentures or any other form of security in its capital, other than those shares, debentures or other securities already in issue and brought to the attention of the Bank prior to the date of this Agreement; (ii) issue, allot or otherwise create or procure the issue, allotment or creation of any rights to subscribe for shares in its share capital, or in any debentures or any other form of security or other rights in its share capital, (iii) create or procure the creation of any new class or classes of shares in its share capital; and (iv) create or procure the formation of any new company without the prior written consent of the Bank;

10.1.15	if a debenture has been granted to the Bank as security, the Borrower will not assign or charge any tangible or intangible asset owned by the Borrower, to anyone other than the Bank without the Bank’s prior written permission; and

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10.1.16	the Borrower shall on demand by the Bank furnish the Bank with such additional collateral (whether in addition to or in substitution for any existing collateral or otherwise) to secure any Liabilities in such form, of such value and on such terms as the Bank may from time to time require; and in furtherance of the foregoing, the Borrower shall, at the Borrower’s expense (i) execute and deliver to the Bank such agreements and other documents in respect of such collateral and obtain such legal opinions in relation thereto (all in form and substance satisfactory to the Bank) as the Bank shall require and (ii) take all steps reasonably required by the Bank to perfect the Bank’s interest in respect of such collateral including registering or procuring the registration of such agreements and documents with the appropriate authority(ies).

11. Guarantees

11.1 In consideration of the Bank entering into and acting in accordance with this Agreement, each Guarantor, where applicable, unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Borrower of all his obligations and liabilities (whether jointly or severally) under or pursuant to this Agreement.

11.2 The liability of any Guarantor to a Facility shall not be discharged or impaired by any act or omission or any other events or circumstances whatsoever which would or might (but for this clause) operate to impair or discharge their liability hereunder, including but without limitation:

11.2.1	any release of, or granting of time (or any other indulgence) to, any person; or

11.2.2	the existence, validity, taking or renewal of any other security, or right or remedy taken by any person in relation to this Agreement or any Security Document or any enforcement of, neglect to perfect, failure to enforce or release or waiver of any such security, right or remedy; or

11.2.3	any amendment or variation of this Agreement, any Security Document or any security in relation thereto or any assignment of any such security; or

11.2.4	any legal limitation, disability, incapacity or other circumstance relating to any person; or

11.2.5	any irregularity, unenforceability or invalidity of any obligation of any person or pursuant to this Agreement or any Security Document so that the obligations of the Guarantor under this Agreement will remain in full force and effect and this Clause 11 will be construed accordingly as if there were no such irregularity, unenforceability or invalidity.

11.3 The provisions of this Clause 11 constitute a continuing guarantee (where applicable) and will remain in full force and effect until the obligations and liabilities of the Borrower to the Bank under or arising out of (or in connection with) this Agreement or any Security Document have been performed or discharged. The Guarantor hereby waives any right he may have of first requiring the Bank to proceed against or enforce any right against the Borrower (whether jointly or severally) or any other person.

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12. Events of Default

12.1 All amounts due and payable under a Facility including but not limited to principal and interest, will become immediately due and payable, in full, upon the occurrence of an Event of Default, which shall include but not be limited to the following events:

12.1.1	any default by the Borrower in the payment when due of the principal or interest payable in respect of a Facility;

12.1.2	the breach of any other provision of the Agreement or the Security Documents;

12.1.3	any information or representation given in connection with this Facility proving to be untrue in any material respect;

12.1.4	the Borrower and/or any Guarantor becoming insolvent or bankrupt, making an arrangement for the benefit of creditors, the appointment of a receiver or manager of Borrower or any Guarantor or any or their respective assets, the Borrower or any Guarantor entering into liquidation, or the presentation of any petition, or the proposal of any resolution or the taking of any steps of proceedings which may lead to any of the foregoing occurrences;

12.1.5	the Borrower and/or any Guarantor, if a company, ceases to carry on the whole or a substantial part of its business or stop or suspend payment of their respective debts, or propose or enter into any composition scheme compromise or arrangement with or for the benefit of their creditors generally or any class of them;

12.1.6	if the Borrower, and/or any Guarantor or any third party fails to observe or perform any obligations under a Facility Agreement or any of the Security Documents or is in breach of any representation or warranty made hereunder in any respect which the Bank reasonably considers to be material to the Agreement and such failure or breach if remediable is not remedied within the period stipulated in any notice given by the Bank requiring the rectification of the failure or breach;

12.1.7	if any of the Borrower’s and/or any Guarantor’s financial obligations become prematurely payable or any creditor in respect thereof becomes entitled to declare any such obligation prematurely payable, or any such obligation in not paid when due or any security therefore becomes enforceable and the same is actually demanded or called or any enforcement steps are taken;

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12.1.8	if an encumbrancer takes possession of, or a distress execution sequestration or process is levied or enforced upon the whole or any substantial/material part of the Borrower’s or any Guarantor’s undertaking assets rights or revenues;

12.1.9	if the Borrower and/or any Guarantor admits that they are unable to pay their respective debts as they fall due;

12.1.10	if any security (or any part of it) given under a Facility Agreement or in respect of a Facility is not or ceases to be for any reason a valid enforceable effective and continuing security, or the Bank receives legal advice to that effect; and

12.1.11	if any circumstances arise which in the Bank’s opinion have or may have a material adverse effect on either the Borrower or any Guarantor’s ability to perform its respective obligations under a Facility Agreement or on the value, validity or enforceability of the Bank’s security or any Security Documents.

12.2 The Bank reserves the right to demand repayment of any Facility where there is evidence of a Material Adverse Condition.

13. Rights on Default

13.1 The Bank may (without prejudice to any of its rights) upon and at any time after the happening of an Event of Default, so long as the same is continuing, by notice to Borrower declare that:

13.1.1	the Commitment of the Bank shall be reduced to zero and all obligations of the Bank hereunder shall be terminated forthwith; and/or

13.1.2	all amounts drawn and outstanding under a Facility and all interest and other sums payable in respect of such Facility have become immediately due and payable whereupon Borrower shall forthwith repay the same; and/or

13.1.3	all amounts drawn and outstanding under a Facility and interest and other sums payable in respect of such Facility shall at all times after such declaration be due and payable forthwith on demand.

14. Indemnity

14.1 Without prejudice to any provision in any other agreement made between the Bank and the Borrower or any other person, the Borrower shall indemnify and keep the Bank, its officers, employees and agents indemnified against any and all loss, damage (including loss of profit), cost, fees, legal fees or expense which the Bank may suffer or incur as a consequence of:

14.1.1	any default in payment by the Borrower and/or any Guarantor as the case may be of any sum hereunder when due;

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14.1.2	any breach by the Borrower and/or any Guarantor of any provision of a Facility Agreement or any Security Document;

14.1.3	the occurrence of any Event of Default;

as to which in each case, the certification of the Bank (save for manifest error) shall be conclusive.

15. Additional Costs

15.1 The Borrower will be liable for and will pay to the Bank on demand such amount which the Bank may from time to time certify to be necessary to compensate it for any increased costs or reduction in return, resulting from compliance with any change in, or in the interpretation of, any law or regulation or any official directive or request (whether or not having the force of law) including without limitation any relating to mandatory liquid asset and special deposit requirements.

15.2 The Borrower and any Guarantor to a Facility shall assume any currency exchange costs or losses incurred by the Bank as a result of movements or changes in exchange rates established under the laws of Belize which result or would result in a loss to the Bank under this Agreement.

16. Illegality

If at any time it is unlawful, or contrary to any request from or requirement of any central bank or other fiscal monetary or other authority, for the Bank to make, fund or allow to remain outstanding all or any part of a Facility, then the Bank will promptly after becoming aware of the same deliver to the Borrower a notice to that effect and (i) the Bank shall not thereafter be obliged to make any advance and (ii) if the Bank so requires, the Borrower shall on such date as specified by the Bank, repay the Facility together with accrued interest on it and any other amounts then due to the Bank hereunder.

17. Assignment and Transfer

17.1 The Borrower agrees that the Bank may assign or otherwise transfer all or any of its (i) rights and interests and/or (ii) obligations under the Agreement and any other agreement between the Bank and the Borrower. The Borrower further agrees that in order to effect such assignment or transfer all that is required is for the Bank to deliver relevant documents to the assignee(s) or transferee(s) and a written notice to the Borrower. The assignee(s) or transferee(s) shall thereupon become vested with all the rights and powers and subject to the same obligations in respect thereof which were formerly vested in the Bank and to which the Bank was subject, and the Bank shall be released and discharged from any liability or obligation in respect the relevant Facility Letter, these General Terms and Conditions and any other such agreement. It shall not be necessary for the Borrower to sign any consent or other agreement in relation to such assignment or transfer.

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17.2 The Bank is authorised to disclose any information regarding the Borrower, any Guarantor, this Agreement and any other agreement with the Bank to (i) any transferee or proposed transferee of, or participant or proposed participant in, any of its rights and/or obligations in relation to the Borrower or (ii) if required by law or regulation, any relevant supervisory or regulatory authority or (iii) any other person with whom the Bank proposes to merge or to which the Bank proposes to dispose of all or any part of its business.

17.3 The Borrower can only assign this Agreement to a third party with the prior written agreement of the Bank to any such assignment.

18. Consent to Release Information

18.1 The Borrower and every Guarantor hereby authorizes the Bank to report to an Authorised Third Party by any means of communication, including but not limited to electronic data transmission, all Data which may be requested or required by them. The Borrower and every Guarantor understands that such Authorised Third Parties if applicable, may further share the Data provided with third parties wherever located and whom they deem appropriate, and hereby releases the Bank from all liability in connection with the provision of Data to an Authorised Third Party and assumes responsibility for all consequences and any damages that may arise at any time due to use of the Data by any such third party.

18.2 With this Authorization, the Borrower and the Guarantor hereby expressly waive any protection or right under confidentiality and data protection laws of Belize to the extent necessary for the reporting of any Data hereunder to any Authorised Third Party. It is expressly understood that this Authorization will not expire in the event of the incapacity of the Borrower or any Guarantor to act, bankruptcy, declaration as a missing person, or his/her death, but will remain in force.

19. Notices

19.1 The Borrower will send all written communications to the Bank at the branch address where the Loan was processed for the attention of the manager of that branch. Any notice, demand or other communication from the Bank to the Borrower under this Agreement shall be given in writing by way of a letter addressed to the Borrower at the Borrower’s address last appearing in the Bank’s records. If the letter is sent by facsimile, it shall be deemed received on the date of transmission. If the letter is sent by ordinary mail at the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case, the letter shall be deemed to be received on the date of delivery. If the letter is sent by courier it shall be deemed received on the date of delivery confirmed by the courier company.

19.2 The Borrower and any Guarantor shall promptly notify the Bank of any change in its address or facsimile number to which notices or other communications should be sent.

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19.3 Where permitted by law, the Borrower agrees that (i) the Bank may provide any information or disclosure relating to the Loan by electronic communication, including but not limited to, communication by telephone, computer or fax. If the communication is by computer, it will be in a form the Borrower can retain. The Borrower also agrees that if the Borrower uses electronic communication to amend, extend, renew or vary the terms of the Loan, the electronic communication shall be considered to have been signed and/or delivered by the Borrower and to be in “writing” if any legal rules require the communication to be in writing, signed or delivered. The Borrower agrees not to dispute any electronic communication on the basis that it was not in writing or signed. The Borrower also agrees that any electronic communication that either the Bank receives from the Borrower or which appears to have been sent by the Borrower will be considered to be duly authorized and binding on the Borrower. This means that the Bank is entitled to rely and act upon any such electronic communication, even if it was not given or sent by the Borrower.

19.4 The Borrower acknowledges that electronic communication may be an unsecured method of communication and the Bank will not be responsible for any unauthorized access to communications delivered through such unsecured methods, except where there has been negligence on our part. The Bank will not, under any circumstances (even if the Bank is negligent), be liable for an indirect, consequential, special, aggregated, punitive or exemplary damages whatsoever (including but not limited to loss of data, loss of profits or any other commercial or economic loss), caused to the Borrower, regardless of the cause of action, even if the Bank have been advised of the possibility of such damages.

19.5 The Borrower agrees that the Bank may also give notice in person or by telephone if circumstances warrant.

20. Further Assurance

The Borrower and every Guarantor under this Agreement shall promptly or otherwise within such period as the Bank may specify following demand by the Bank and at its own expense make, execute, do and perform all such further assurances, instruments, documents, acts or things as the Bank may from time to time reasonably require for performing the Borrower’s obligations under this Agreement and any other agreement between the Bank and the Borrower or to enable the Bank to exercise any of its rights.

21. Amendment

Without prejudice to any provision in this Agreement or any other agreement between the Bank and the Borrower or any other person, the Bank may, in its absolute discretion, by notice to the Borrower, vary, amend or supplement any term or condition of the Facility Letter, these General Terms and Conditions and such other agreement. Such variation, amendment or supplement shall take effect upon the expiry of 30 days after such notice has been given (unless such change is not within the Bank’s control).

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22. No Waivers, Remedies Cumulative, Binding

22.1 No failure or delay on the part of the Bank in exercising any right, power or privilege under this Facility Agreement shall impair the same or operate as a waiver of the same nor shall any single or partial exercise of any right, power or privilege preclude any further exercise of the same or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

22.2 This Agreement and each of the Security Documents shall be binding upon and enure for the benefit of the parties hereto and their respective successors and, in the case of the Bank, its permitted assigns.

23. Severability

If any one or more provisions of the Facility Letter, these General Terms and Conditions and any other agreement between the Bank and the Borrower shall be declared or adjudged to be illegal, invalid or unenforceable in any jurisdiction, such provision(s) shall be ineffective only to the extent of such illegality, invalidity and/or unenforceability and shall not affect the validity of any other provisions or the validity of such other provisions in any other jurisdiction.

24. Conflict With Facility Letter

If there is any conflict between the terms and conditions of Schedule A (General Terms and Conditions) and the Facility Letter, then the terms of Schedule A (General Terms and Conditions) will have an overriding effect over the relevant term of the Facility Letter.

25. Entire Agreement

This Agreement and any documents or instruments referred to in, or delivered pursuant to, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Facilities hereby granted.

26. Governing Law

This Agreement shall be governed by, construed and enforced in all respects in accordance with the laws of Belize.

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[Can be amended as required]

SCHEDULE B

Conditions Precedent

For Corporate Borrowers and Guarantors:

1)	A certified copy of the certificate of incorporation of the Borrower or other evidence of the Borrower’s incorporation.

2)	A copy, certified to be a true complete and up-to-date copy of the Borrower’s memorandum and articles of association or of the instrument[s] evidencing the Borrower’s constitution (e.g. charter, statutes, bye-laws).

3)	A certificate of incumbency of the Borrower showing the current directors, officers and members of the Borrower or, alternatively, a copy of each of the registers of current members, officers and directors of the Borrower.

4)	A certificate of good standing of the Borrower.

5)	A copy of a resolution of the directors of the Borrower, certified by a director or the secretary of the Borrower to be in full force and effect at the date of receipt by the Bank, approving this Facility Agreement and the Security Documents and authorizing a person or persons to sign and deliver on behalf of the Borrower this Facility Agreement, the Security Documents and any other communications or documents to be delivered by the Borrower under this Facility Agreement and the Security Documents, and specimen signatures of all authorized signatories.

6)	A certified copy of the certificate of incorporation of the Guarantor(s).

7)	A certified to be true, complete and up-to-date copy of the Guarantor’s memorandum and articles of association or of the instrument[s] evidencing the Guarantor(s)’ constitution (e.g. charter, statutes, by-laws)

8)	A certificate of incumbency of the Guarantor showing the directors and shareholders of the Guarantor or, alternatively, a copy of each of the registers of current members, officers and directors of the Guarantor.

9)	A certificate of good standing of the Guarantor.

10)	A copy of a resolution of the directors of the Guarantor, certified by a director or the secretary of the Guarantor to be in full force and effect at the date of receipt by the Bank, approving this Facility Agreement and the Security Documents and authorizing a person or persons to sign and deliver on behalf of the Guarantor this Facility Agreement, the Security Documents and any other communications or documents to be delivered by the Guarantor under this Facility Agreement and the Security Documents and specimen signatures of all authorized signatories.

For all Borrowers and Guarantors:

1) All KYC documents;

2) Statement of Affairs

3) The Security Documents shall be duly executed and delivered to the Bank.

4) Permission or approval of the Central Bank of Belize as may be required.

5) Such information and documents concerning the Borrower’s and Guarantor’s business and financial position and prospects as the Bank may request.

6) Payment in cleared funds of all fees expenses and other sums due in respect of this Facility Agreement, and listed above to the extent due and payable

(Other items may be added)

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SCHEDULE C

Security Documents

NEW Charge over Parcels 577 & 576, Block 7 San Pedro Registration Section in name of Awaysis Belize Limited stamp to secure BZD $4,103,000.00.

Lodgment with the bank by Yacht Club Resorts Development Company Limited over Strata Parcels 5513 H2. H3, H5, H7, H8, H9, H12, H13, H14 AND H15 Block 7 San Pedro Registration Section.

Lodgment with the bank by Yacht Club Resorts Development Company Limited over Strata Parcels 5513 H4. H6.

Corporate Guarantee signed by Yacht Club Resorts Development Company Limited in favor of Awaysis Belize Limited dated March le 2026.

Personal Guarantee signed by Andrew Trumbach and Michael Singh in favor of Awaysis Belize Limited dated March 16th 2026.

Insurance Over parcels 577 & 57, block 7, San Pedro Registration Section with BBL interest noted.

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SCHEDULE D

FORM OF ACCEPTANCE

March 16th 2026

The Belize Bank Limited

60 Market Square

Belize City, Belize

Dear Sirs,

We refer to your Facility Letter dated March 16th 2026 of which the enclosed is a duplicate copy, in which you offered to place at our disposal a term loan facility in the maximum aggregate principal amount of Four Million One Hundred Three Thousand Belize Dollars and zero cents ($4,103,000.00) on the terms and conditions contained therein, and we hereby accept such offer on such terms and conditions.

Yours faithfully,

(Borrower)
(Awaysis Belize Limited)

/s/ Michael S. Singh
Director – Michael S. Singh
[SEAL]
/s/ Andrew Trumbach
Director – Andrew Trumbach

(Guarantor)
Yacht Club Resorts Development Company Limited

/s/ Michael S. Singh
Director – Michael Singh
[SEAL]
/s/ Maria Smith
Director – Maria Smith

(Guarantor)

/s/ Michael S. Singh
Director – Michael Singh

/s/ Andrew Trumbach
Director – Andrew Trumbach

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COMPANIES ACT
(Chapter 250)

(“Awaysis Belize Limited”)

RESOLUTION OF THE BOARD OF THE DIRECTORS

BE IT RESOLVED as follows:

THAT the Directors be and are hereby authorized to request a New EMI Loan for BZD$4,103,000.00 with The Belize Bank Limited (hereinafter called “the Bank”) under the terms and conditions highlighted in the facility letter agreement dated the 161k day of March 2026.

WE HEREBY CERTIFY that the above is a true copy of a resolution of Awaysis Belize Limited

DATED the 16th day of March 2026.

/s/ Michael S. Singh
Director – Michael Singh
(SEAL)
/s/ Andrew Trumbach
Director – Andrew Trumbach

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COMPANIES ACT
(Chapter 250)

(“Yacht Club Resorts Development Company Limited”)

RESOLUTION OF THE BOARD OF THE DIRECTORS

BE IT RESOLVED as follows:

THAT the Directors be and hereby authorize the Company to act as a Guarantor for an EMI Loan of BZD$4,103,000.00 extended to Awaysis Belize Limited to be held at The Belize Bank Limited (hereinafter called “the Bank”) under terms and conditions highlighted in the facility letter agreement dated this 16th of March 2026.

WE HEREBY CERTIFY that the above is a true copy of a resolution of Yacht Club Resorts Development Company Limited.

DATED the 16th day of March 2026.

/s/ Michael S. Singh
Director – Michael Singh
[SEAL]
/s/ Maria Smith
Director – Maria Smith

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March 16, 2026

ON DEMAND AFTER DATE FOR VALUE RECEIVED……………………$4,103,000.00

PROMISE TO PAY TO The Belize Bank Limited                       OR ORDER

AT THE BELIZE BANK LIMITED, Albert Street, Belize

THE SUM of Four Million One Hundred Three Thousand —— xx/100 Belize Dollars

WITH INTEREST ON $4,103,000,00 PAYABLE MONTHLY AT THE RATE OF ….8.0%…..PER CENTUM PER ANNUM OR SUCH OTHER VARIABLE INTEREST RATE OR RATES AS THE BELIZE BANK LIMITED MAY IN ITS ABSOLUTE DISCRETIOON CHARGE FROM TIME TO TIME AS WELL AFTER AS BEFORE MATURITY. IT SHALL BE LAWFUL FOR THE BANK AND EVERY PERSON FOR THE TIME BEING ENTITLED TO RECEIVE AND GIVE A DISCHARGE FOR THE PRINCIPAL MONEYS INTEREST AND OTHER MONEYS HEREBY SECURED TO DEMAND THE SAME AT ANY TIME WHETHER OR NOT I AM IN DEFAULT OR HAVE OMITTED OR FAILED TO COMPLY WITH ANY TERM OR PROVISION HEREIN OR OTHERWISE.

In the event of your incurring costs, charges and expenses with respect to the enforcement or protection of any rights hereunder, I/We hereby further agree that such costs, charges or expenses may be claimed in a Statement of Claim in the event that an action is commenced in a Court of Law for the recovery of moneys due hereunder even though a demand has not been made for the payment of same.

Name Awaysis Belize Limited
Cr. Acct # [***]
Casual Discount
Ren. $

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